Exhibit 99.1

                    ARIAD Reports Third Quarter 2004 Results

    CAMBRIDGE, Mass.--(BUSINESS WIRE)--Nov. 8, 2004--ARIAD Pharmaceuticals, Inc. (Nasdaq: ARIA) today announced consolidated financial results for the quarter ended September 30, 2004 and provided an overview of the clinical development of AP23573.
    "In the third quarter, we continued to move forward in implementing our comprehensive clinical development plan for AP23573 in multiple forms of cancer - initiating our first solid tumor Phase 2 trial - while diligently managing our financial resources," said Harvey J. Berger, M.D., chairman and chief executive officer of ARIAD. "We are on course to achieve this year's ambitious clinical objectives, while operating within our guidance concerning cash used in operations for 2004. Most importantly, we remain focused on continuing to build our business around AP23573 and our cancer pipeline."

    Financial Highlights

    For the three months ended September 30, 2004, the Company reported a net loss of $9.4 million, or $0.18 per share, compared to a net loss of $4.4 million, or $0.11 per share, for the same period in 2003. For the nine months ended September 30, 2004, the Company reported a net loss of $24.9 million, or $0.49 per share, compared to a net loss of $14.0 million, or $0.38 per share, for the same period in 2003. The increase in net loss is due primarily to the expansion of the Company's clinical trials for its lead product candidate AP23573 and supporting manufacturing and other development costs.
    The Company ended the quarter with $87.4 million in cash, cash equivalents and marketable securities. This compares to cash, cash equivalents and marketable securities of $66.7 million at December 31, 2003. For the nine months ended September 30, 2004, the Company reported net cash used in operations of $18.9 million.

    AP23573 Update

    The Company presented updated results from two nearly completed Phase 1 clinical trials with AP23573 - as a single agent - at the 2004 EORTC-NCI-AACR Symposium on Molecular Targets and Cancer Therapeutics. Both trials showed documented tumor regression in patients with advanced cancers - most of whom had progressive disease upon entering the trial and had failed alternative treatments. Reported findings included:


    -- Of the combined 49 evaluable patients in the two trials, 49% (24 of 49) demonstrated anti-tumor activity due to AP23573, specifically:

        --  Four partial responses (defined by RECIST);

        --  Five minor responses; and

        --  Fifteen with disease stabilization.

    -- Anti-tumor responses were demonstrated in nine different refractory and/or relapsed cancers, including:

        --  Sarcoma (five of five evaluable patients),

        --  Kidney cancer (seven of seven),

        --  Non-small cell lung cancer (two of three), and

        --  Lymphoma (one of one)

        --  Bladder (one of one).

    AP23573 has been generally well tolerated by patients in both trials, with mild or moderate, readily reversible adverse events. The dose-limiting toxicity was severe oral mucositis, an inflammatory irritation of the mucous membranes of the mouth and a common finding in cancer patients on various types of treatments.
    To date, two multicenter Phase 2 trials of AP23573 as a single agent have been initiated in patients with relapsed or refractory cancers, both with the primary objective of assessing response rates in well-defined cancers. The first trial is in patients with hematologic cancers, including disease-specific categories of lymphomas and leukemias in which current therapeutic options are limited or only palliative. This study is designed to enroll up to 200 patients. The second trial is in patients with soft-tissue and bone sarcomas characterized by tumor type. This study is designed to enroll up to 175 patients. Additional Phase 2 trials are planned to start over the coming year. A Phase 1b trial of AP23573 has also been initiated in patients with relapsed or refractory glioblastoma multiforme.
    The small-molecule drug, AP23573, starves cancer cells and shrinks tumors by inhibiting the critical cell-signaling protein, mTOR, which regulates the response of tumor cells to nutrients and growth factors, and controls tumor blood supply and angiogenesis through effects on Vascular Endothelial Grown Factor (VEGF).

    Business Strategy

    The Company is committed to building a bio-oncology franchise. Its initial focus is the clinical development of lead product candidate, AP23573. The Company's development strategy addresses unmet medical needs in the treatment of relapsed and/or refractory cancers. Multiple parallel clinical trials - planned or already initiated - are designed to obtain critical data as expeditiously as possible to enable the Company to select registration indication(s) by the end of 2005. The Company's goals are to market and sell its oncology products in the United States and to seek commercialization partners for these products outside the U.S. after obtaining definitive clinical data in key indications.
    "Based on the promising early clinical benefits seen with AP23573, we are committed to a development plan that may allow us to bring this potential new treatment option to cancer patients in need as quickly as possible," added Dr. Berger.

    Upcoming Events

    ARIAD's chairman and chief executive officer will be presenting updated overviews of the Company progress and plans at three investor conferences - all to be webcast - during the fourth quarter:

    -- CIBC World Markets 15th Annual Healthcare Conference at the Plaza Hotel in New York, New York, November 8 - 10, 2004;

    -- Lehman Brothers 2004 Small Cap Conference at the Phoenician Hotel in Scottsdale, Arizona, November 17 - 19, 2004; and

    -- Lazard First Annual Life Sciences Conference at the Mandarin Oriental Hotel in New York, New York, November 30 - December 1, 2004.

    About ARIAD

    ARIAD is engaged in the discovery and development of breakthrough medicines to treat cancer by regulating cell signaling with small molecules. The Company is developing a comprehensive approach to patients with cancer that addresses the greatest medical need - aggressive and advanced-stage cancers for which current treatments are inadequate. ARIAD also has an exclusive license to pioneering technology and patents related to certain NF-(kappa)B treatment methods, and the discovery and development of drugs to regulate NF-(kappa)B cell-signaling activity, which may be useful in treating certain diseases. Additional information about ARIAD can be found on the web at http://www.ariad.com.

    Some of the matters discussed herein are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are identified by the use of words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Such statements are based on management's current expectations and are subject to certain factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such forward-looking statements. These risks include, but are not limited to, risks and uncertainties regarding the Company's ability to accurately estimate the actual research and development expenses and other costs associated with the preclinical and clinical development of our product candidates, the adequacy of our capital resources and the availability of additional funding, risks and uncertainties regarding the Company's ability to successfully conduct preclinical and clinical studies of its product candidates, risks and uncertainties that clinical trial results at any phase of development may be adverse or, as with the trials described in this release, may not be predictive of future result or lead to regulatory approval of any of the Company's product candidates, and risks and uncertainties relating to regulatory oversight, intellectual property claims, the timing, scope, cost and outcome of legal proceedings, future capital needs, key employees, dependence on the Company's collaborators and manufacturers, markets, economic conditions, products, services, prices, reimbursement rates, competition and other risks detailed in the Company's public filings with the Securities and Exchange Commission, including ARIAD's Annual Report on Form 10-K for the fiscal year ended December 31, 2003. The information contained in this document is believed to be current as of the date of original issue. The Company does not intend to update any of the forward-looking statements after the date of this document to conform these statements to actual results or to changes in the Company's expectations, except as required by law.


             ARIAD PHARMACEUTICALS, INC. AND SUBSIDIARIES
            CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

In thousands, except
 share and            Three Months Ended       Nine Months Ended
 per share data           September 30,           September 30,
                   ----------------------   ----------------------
                        2004         2003        2004         2003
                   ---------   ----------   ---------   ----------
                        (Unaudited)              (Unaudited)

Total license
 revenue          $      185  $       190  $      563  $       469
                   ---------   ----------   ---------   ----------

Operating expenses:
   Research and
    development        7,401        3,292      18,836       11,039
   General and
    administrative     2,386        1,292       7,169        3,414
                   ---------   ----------   ---------   ----------
       Total
        operating
        expenses       9,787        4,584      26,005       14,453
                   ---------   ----------   ---------   ----------

Other income
 (expense), net          223           (5)        583          (31)
                   ---------   ----------   ---------   ----------
Net loss          $   (9,379) $    (4,399) $  (24,859) $   (14,015)
                   =========   ==========   =========   ==========
Net loss per
 common share
(basic and
 diluted)         $     (.18) $      (.11) $     (.49) $      (.38)
                   =========   ==========   =========   ==========

Weighted average
 number of shares of
 common stock
 outstanding (basic
 and diluted)     52,544,234   38,992,031  50,840,247   36,885,579


           CONDENSED CONSOLIDATED BALANCE SHEET INFORMATION

In thousands                               September 30,  December 31,
                                                   2004          2003
                                           ------------   -----------
                                            (Unaudited)

Cash, cash equivalents and marketable
 securities                                    $ 87,432      $ 66,740
Total assets                                   $ 96,799      $ 74,284
Total liabilities                              $ 19,188      $ 14,958
Stockholders' equity                           $ 77,611      $ 59,326




    CONTACT: ARIAD Pharmaceuticals, Inc.
             Kelly Lindenboom, 617-621-2345